Exhibit 99.1

October 7, 2008

Zynex Announces Additional Board Members

Zynex, Inc. ZYXI, a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces two additions to its Board of Directors. Taylor Simonton and Mary Beth Vitale have been elected to serve on Zynex’s audit committee, and Mr. Simonton as Audit Chairman.

Taylor Simonton is currently the president of the Colorado chapter of the National Association of Corporate Directors (NACD), Chair of Audit Committee, Red Robin Gourmet Burgers, Inc., Lead Director and Chair of the Audit Committee, Keating Capital, Inc., and serves on the Board of Managers, Quality Rail Services, LLC.  Mr. Simonton retired in 2001 from a 35-year career with PricewaterhouseCoopers. While serving in the PricewaterhouseCoopers National office from 1998 - 2001, Taylor was a member of the Risk & Quality Group that handles all auditing and accounting standards, SEC, corporate governance, risk management and quality matters for the firm. He was one of six partners in a specialized SEC consulting group overseeing the quality of financial statements and SEC reporting for all PricewaterhouseCoopers foreign clients that publicly report in the U.S. Prior to that, Taylor participated in the firm's Partner International Program for three years, during which time he assisted Colombian companies in-country with capital-raising activities in the United States, consulted to major companies and coordinated IPO assistance, advised on due diligence and SEC regulatory matters and traveled extensively internationally assisting companies with SEC registration statements and other capital-raising activities. Since retiring, Taylor has served or is serving on a number of corporate boards of directors. He is a C.P.A. and holds a Certificate of Director Education from the Corporate Directors Institute. He received his B.S. in Accounting from the University of Tennessee.

Mary Beth Vitale is currently the treasurer of the Colorado chapter of the National Association of Corporate Directors (NACD), and Co-Founder of Pellera, LLC. Ms. Vitale is a general management executive with 25 years experience in the telecommunications and consumer products industries.  Mary Beth was Chairman of the Board for Westwind Media, spent 5 years on the Board of Intrado, sitting on the Audit, Compensation and Corporate Governance committees, and spent 3 years with RMI, sitting on the Audit Committee.  Currently, Mary Beth is a member of the Board of Directors of CoBiz Financial Corp., and chairs the Audit Committee as a financial expert.  She is also Lead Director and Finance Chair for Eye-Ris, a privately held software company, and is a member of their Compensation committee. She is a founding member of former Governor Owens Commission on Science and Technology and has been instrumental in forming its strategic direction over the past eight years.  She was awarded her NACD Director Certificate in 2006, and has been a frequent speaker and presenter at many technology functions and seminars across the United States.

About Zynex, Inc.
Zynex (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement
Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, our dependence on third party manufacturers to produce our goods on time and to our specifications, the acceptance of our products by hospitals and clinicians, implementation of our sales strategy including a strong direct sales force and other risks described in our 10-KSB Report for the year ended December 31, 2007.

Contact Information: Zynex, Inc. Thomas Sandgaard, CEO, 303-703-4906 www.zynexmed.com